EXHIBIT 2.5

                           STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into effective the 26th day of February, 1997, by and among THE SAFE SEAL COMPANY, INC. ("PURCHASER"), a Texas corporation with its chief executive office at 14900 Woodham Drive, Suite A125, Houston, Texas 77073, PLINY L. OLIVIER ("MR. OLIVIER"), an individual whose address is 2912 Knights Avenue, Tampa, Florida 33611, DAVID A. SIEGEL ("MR. SIEGEL"), an individual whose address is ________________________, BETTIE SIEGEL ("MRS. SIEGEL"), an individual whose address is ________________________, and PHILIP C. GRACE, TRUSTEE FOR THE DAVID
A. SIEGEL - GSV VOTING TRUST (THE "TRUST") under that certain Voting Trust Agreement dated December 19, 1990, whose address for all purposes hereunder is ________________________ (Mr. Olivier, Mr. Siegel, Mrs. Siegel and the Trust being sometimes hereinafter referred to collectively as the "SELLERS" and individually as a "SELLER"). Purchaser and Sellers are sometimes hereinafter referred to collectively as the "Parties" or individually as a "Party."

                              W I T N E S S E T H :

      WHEREAS, Sellers are the legal and beneficial owners and holders of Three Million Eight Hundred Fifty-Five Thousand Four Hundred Eighty-Nine (3,855,489) shares (the "Subject Shares") of GSV, INC., a Florida corporation (THE "COMPANY"), with its chief executive office and principal place of business at 1301 King Road, Tampa, Florida 33605, the Subject Shares constituting all of the issued and outstanding capital stock of the Company, except for Ten Thousand (10,000) shares which are outstanding which have been issued to Raymond H. Royster; and

      WHEREAS, Purchaser desires to acquire from Sellers, and Sellers desire to sell to Purchaser, all of the Subject Shares, on the terms and conditions and for the consideration set forth in this Agreement;

      NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties hereby agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS

      As used herein, the following terms shall have the following meanings:

      1.1. ACCOUNTS. The term "Accounts " shall have the meaning ascribed thereto in 3.13.

      1.2. ADVERSE CONSEQUENCES. The term "Adverse Consequences" shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands,

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injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in defense, investigation or settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and attorneys fees.

      1.3. AFFILIATE. The term "Affiliate" of a person shall mean, with respect to that person, a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, or is acting as agent on behalf of, or as an officer or director of, that person. The Sellers are all agreed to be Affiliates of one another and of the Company. As used in the definition of Affiliate, the term "control" (including the terms "controlling," "controlled by," or "under common control with") means the possession, direct or indirect, of the power to direct, cause the direction of, or influence the management and policies of a person, whether through the ownership of voting securities, by contract, through the holding of a position as a partner, director or officer of such person, as a trustee, or otherwise. As used in this SECTION 1.3, the term "person" means an individual, a corporation, a partnership, a limited liability company, an association, a joint stock company, a trust, an incorporated organization, or a government or political subdivision thereof, or any other form of entity.

      1.4. ASSETS. The term "Assets" shall mean all of the assets, other than the Leased Assets, used by the Company in the Business, including without limitation those assets set forth on SCHEDULE 1.4 attached hereto and incorporated herein by reference.

      1.5. AUDITED FINANCIAL STATEMENTS. The term "Audited Financial Statements" shall mean the balance sheet and income statement of the Company as of December 31, 1996, attached hereto as SCHEDULE 1.5.

      1.6. BALANCE SHEET. The term "Balance Sheet" shall mean the December 31, 1996 balance sheet of the Company included in the Audited Financial Statements attached hereto as SCHEDULE 1.5.

      1.7. BALANCE SHEET DATE. The term "Balance Sheet Date" shall mean December 31, 1996.

      1.8. BANK DEBT. The term "Bank Debt" shall mean the term loan and revolving line of credit loan facility of the Company with First Union National Bank of Florida.

      1.9. BUSINESS. The term "Business" shall mean the current business of the Company of valve repair and sales, machining and fabrication, and retail sales of cutting tools.

      1.10. CLASS A REPRESENTATIONS. The term "Class A Representations" shall mean those representations and warranties of Sellers set forth Sections 3.23,
3.25 and 3.28.

      1.11. CLASS B REPRESENTATIONS. The term "Class B Representations" shall mean the representations and warranties of Sellers set forth in (i) Sections 3.2, 3.4, 3.5, 3.6 and 3.30, and

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(ii) Sections 3.17 and 3.29, to the extent that such sections deal with
Environmental Health & Safety Laws.

      1.12. CLASS C REPRESENTATIONS. The term "Class C Representations" shall mean all of the representations and warranties of Sellers set forth in ARTICLE III of this Agreement, OTHER THAN those which are Class A Representations or Class B Representations.

      1.13. CLOSING. The term "Closing" shall have the meaning ascribed thereto in SECTION 7.1 hereof.

      1.14. CLOSING DATE. The term "Closing Date" shall mean March 4, 1997, or at the option of Purchaser any later date on or before March 7, 1997, or such other date as may be otherwise provided in this Agreement or otherwise established by agreement of the Parties.

      1.15. CLOSING FINANCIAL STATEMENTS. The term "Closing Financial Statements" shall mean the most recent available unaudited interim balance sheet and income statement of the Company existing prior to Closing, and in any event dated no earlier than January 31, 1997, which balance sheet shall be certified at Closing by Mr. Olivier by execution and delivery of the Closing Financial Statements Certificate.

      1.16. CLOSING FINANCIAL STATEMENTS CERTIFICATE. The term "Closing Financial Statements Certificate" shall mean the certificate to be executed and delivered by Mr. Olivier at Closing, certifying that the Audited Financial Statements and the Closing Financial Statements (i) are true, complete, and correct in all material respects, (ii) fairly and accurately present the financial position of the Company as of the periods described therein, and the results of the operations of the Company for the periods indicated, (iii) have been prepared in accordance with generally accepted accounting principles, consistently applied (except for certain footnote disclosures normally required by GAAP, the omission of which, in the good faith opinion of Sellers, do not cause the Financial Statements to be materially misleading), and (iv) reflect all necessary eliminating entries and normal adjustments.

      1.17. CODE. The term "Code" shall mean the Internal Revenue Code of 1986, as amended.

      1.18. CONTRACTS. The term "Contracts" shall have the meaning ascribed thereto in SECTION 3.10.

      1.19. DEFICIENCY AMOUNT. The term "Deficiency Amount" shall have the meaning ascribed thereto in SECTION 9.2.

      1.20. EMPLOYEE. The term "Employee" shall mean any employee of the Company who as of the Closing Date is employed or otherwise performs work or provides services in connection with the operation of the Business, including those, if any, on disability, sick leave,

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layoff or leave of absence, who, in accordance with the Company's applicable policies, would be eligible to return to active status, as set forth on SCHEDULE
3.22 attached hereto.

      1.21. EMPLOYEE BENEFIT PLAN. The term "Employee Benefit Plan" means any
(a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan, or (e) material fringe benefit plan or program.

      1.22. EMPLOYEE PENSION BENEFIT PLAN. The term "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

      1.23. EMPLOYEE WELFARE BENEFIT PLAN. The term "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

      1.24. EMPLOYMENT AGREEMENT. The term "Employment Agreements" shall have the meaning ascribed thereto in SECTION 3.24.

      1.25. ENVIRONMENTAL, HEALTH & SAFETY LAWS. The term "Environmental, Health & Safety Laws" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules and regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments and all agencies thereof concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of any solid, hazardous, industrial, or toxic pollutants, contaminants, substances or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any solid, hazardous, industrial or toxic pollutants, contaminant, substances or wastes.

      1.26. EQUIPMENT. The term "Equipment" shall have the meaning ascribed thereto in SECTION 3.12.

      1.27. FINAL POST-CLOSING FINANCIAL STATEMENTS. The term "Final Post-Closing Financial Statements" shall have the meaning ascribed thereto in
SECTION 9.2.

      1.28. FINANCIAL STATEMENTS. The term "Financial Statements" shall mean the Audited Financial Statements and the Closing Financial Statements.

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      1.29. IMPROVEMENTS. The term "Improvements" shall have the meaning ascribed thereto in SECTION 3.17.

      1.30. INTELLECTUAL PROPERTY. The term "Intellectual Property" shall mean the following (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto and patents, patent applications, and patent disclosures together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (d) all computer software (including data and related documentation), (e) all other proprietary rights, and (f) all copies and tangible embodiments thereof (in whatever form or medium).

      1.31. INVENTORIES. The term "Inventories" shall have the meaning ascribed thereto in SECTION 3.14.

      1.32. LEASED ASSETS. The term "Leased Assets" shall have the meaning ascribed thereto in SECTION 3.8.

      1.33. LIABILITIES. The term "Liabilities" shall have the meaning ascribed thereto in SECTION 3.26.

      1.34. LICENSES. The term "Licenses" shall have the meaning ascribed thereto in SECTION 3.15.

      1.35. NOTICE OF DISAGREEMENT. The term "Notice of Disagreement" shall have the meaning ascribed thereto in SECTION 9.2.

      1.36. OLIVIER EMPLOYMENT AGREEMENT. The term "Olivier Employment Agreement" shall have the meaning ascribed thereto in SECTION 7.2.

      1.37. ORDINARY COURSE OF BUSINESS. The term "Ordinary Course of Business" shall mean the ordinary course of the Company's business consistent with past custom and practice (including with respect to quantity and frequency).

      1.38. PBGC. The term "PBGC" shall mean the Pension Benefits Guaranty Corporation.

      1.39. PERMITTED DISTRIBUTIONS. The term "Permitted Distributions" shall mean the distributions by the Company to the Sellers, prior to Closing, (i) of Two Hundred Thousand

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Five Hundred and No/100 Dollars ($200,500.00), in order to enable Sellers to pay their anticipated 1996 federal income tax liability associated with their ownership of the Subject Shares and (ii) of Twenty-Five Thousand and No/100 Dollars ($25,000.00) to Sellers, in order to enable Sellers to pay their 1997 federal income tax liability associated with their ownership of the Subject Shares.

      1.40. POST-CLOSING FINANCIAL STATEMENTS. The term "Post-Closing Financial Statements" shall have the meaning ascribed thereto in SECTION 9.2.

      1.41. REAL PROPERTY. The term "Real Property" shall have the meaning ascribed thereto in SECTION 3.17.

                                   ARTICLE II
                                PURCHASE AND SALE
                                OF SUBJECT SHARES

       2.1. PURCHASE AND SALE OF SUBJECT SHARES. Subject to the terms and conditions set forth in this Agreement, Sellers hereby agree to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser hereby agrees to purchase from Sellers, on the Closing Date, the Subject Shares, free and clear of any restrictions or conditions to transfer or assignment, rights of first refusal, mortgages, liens, pledges, charges, encumbrances, equities, claims, covenants, conditions, restrictions, options or agreements.

       2.2. PURCHASE PRICE CONSIDERATION. As consideration for the purchase of the Subject Shares and upon delivery thereof to Purchaser at Closing, Purchaser shall deliver to Sellers, in cash or other immediately available funds, the aggregate amount (the "Purchase Price") of Six Million Six Hundred Eighty-Five Thousand Five Hundred Seventy-Seven Dollars ($6,685,577.00). The Purchase Price shall be payable to Sellers pro rata in accordance with their respective percentages of ownership of the Subject Shares, as set forth by Sellers on
SCHEDULE 2.2 attached hereto.

       2.3. TAXES OF SELLERS. Sellers shall pay all income, documentary, transfer, stamp or other taxes or arising out of the transfer of the Subject Shares, or receipt of payments therefor, or any consideration delivered in connection therewith, subject to the provisions of SECTION 9.6.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

            Mr. Olivier hereby represents and warrants to Purchaser that, and the remaining Sellers represent and warrant to Purchaser that to their actual knowledge without duty of inquiry:

      3.1. ORGANIZATION; QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, has all necessary corporate powers to own its properties and to operate the Business as now owned and operated

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by it. The Company is not required to be qualified to do business as a foreign corporation in any state. Sellers shall deliver at Closing a certificate issued by the Florida Secretary of State evidencing the Company's existence and good standing in the State of Florida.

       3.2. AUTHORITY. Each Seller has the full right, power, legal capacity and authority to execute, deliver and perform such Seller's obligations under this Agreement. The execution, delivery and performance of this Agreement by the Trust have been duly authorized by the Trustee thereof, David A. Siegel and Bettie Siegel (the record holders of the Trust Certificates issued thereunder and the beneficial owners of the Subject Shares owned of record by the Trust), which constitutes all of the necessary action for the Trust to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder.

       3.3. CONSENTS AND APPROVALS; NO BREACH OR DEFAULT. Except as set forth on
SCHEDULE 3.3(A), no consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by any Seller or by the Company in connection with the execution, delivery or performance of this Agreement, or the consummation by Sellers of the transactions contemplated hereby. Except as set forth on SCHEDULE 3.3(B), neither the execution and delivery of this Agreement by Sellers, nor the consummation of the transactions contemplated herein by Sellers, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency or court to which any Seller or the Company is subject, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument, promissory note, conditional sales contract, partnership agreement or other arrangement to which any Seller or the Company is a party, or by which any Seller or the Company is bound, or to which any of their assets are subject, (C) conflict with or violate the Articles of Incorporation, Bylaws or other charter document of the Company, or (D) conflict with, violate, result in a breach of, or constitute a default under any document, instrument or agreement under which the Trust is organized or to which the Trust or its assets are subject.

       3.4. VALID AND BINDING OBLIGATION. Upon execution and delivery, this Agreement and each document, instrument or agreement to be executed by Sellers, or any of them, in connection herewith, will constitute the legal, valid, and binding obligation of each Seller which is a party thereto, enforceable against each such Seller in accordance with its terms, except as same may be limited by applicable bankruptcy laws, insolvency laws, or other similar laws affecting the rights of creditors generally.

      3.5. CAPITAL; ASSUMED NAMES. The authorized capital stock of the Company consists of five million (5,000,000) shares of common stock, ten cents $0.10 par value per share, of which three million eight hundred sixty-five thousand four hundred eighty-nine (3,865,489) shares are issued and outstanding. The Company has neither authorized nor issued any preferred stock. The Subject Shares have been duly and validly authorized and issued, and are fully paid and nonassessable and constitute all of the issued and outstanding shares of the Company, other than

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the Ten Thousand (10,000) shares issued to Raymond H. Royster. None of such capital stock has been issued in violation of the rights of any present or former stockholder of the Company. The only outstanding subscriptions, options, rights, warrants, convertible securities, conversion rights, exchange rights or other agreements or commitments which obligate the Company to issue or transfer from treasury additional shares of the Company's common stock are set forth in
SCHEDULE 3.5. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company or its capital stock. There are no voting rights, voting agreements, proxies or other agreements or understandings with respect to the voting of any capital stock of the Company, other than the Trust. Within the past five (5) years, the Business has not been conducted under any corporate, trade or fictitious name other than those names set forth on SCHEDULE 3.5.

       3.6. TITLE TO SUBJECT SHARES. The Sellers have, and shall deliver to Purchaser at Closing, good, indefeasible and marketable title to the Subject Shares, free and clear of restrictions or conditions to transfer or assignment, rights of first refusal, mortgages, liens, pledges, charges, encumbrances, equities, claims, covenants, conditions, restrictions, options or agreements.

       3.7. TITLE TO ASSETS. Except as set forth on SCHEDULE 3.7, the Company has good, indefeasible and marketable title to the Assets, free and clear of restrictions or conditions to transfer or assignment, or mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights-of-way, covenants, conditions or restrictions.

       3.8. POSSESSION OF ASSETS; LEASED ASSETS. The Company is in possession of all of the Assets and all of the assets leased to the Company from others. All assets leased to the Company from others, whether real, personal or mixed, are described on SCHEDULE 3.8 and SCHEDULE 3.17(B) attached hereto (the "Leased Assets"). The Assets and the Leased Assets constitute all of the property, whether real, personal, mixed, tangible, or intangible, that is owned or used in the Business by the Company. The Company does not own legal or equitable title to any assets or interests in assets except the Assets and the Leased Assets. Sellers shall deliver to Purchaser on the Closing Date, control or dominion over the Company, which shall have possession of and/or control as dominion over all of the Assets, including without limitation all of the Company's cash, accounts receivable, property, plant and equipment, other personal property, contract rights and general intangibles, customer and supplier lists, and assumed and trade names.

       3.9. CONDITION. All of the Assets and the Leased Assets (including all fixtures and improvements) are in reasonable operating condition, subject to repairs consistent with the Company's past practices, and are useable in a manner consistent with the manner in which they have been used in the preceding twelve months, and are fit for their intended use.

      3.10. CONTRACTS AND LEASES. All of the contracts, leases, documents, instruments, agreements, and other written or oral arrangements to which the Company is a party or by which the Company or its assets may be bound which endure for more than one (1) year after Closing or cannot be terminated on sixty
(60) days notice or less (collectively, the "Contracts") are set

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forth on SCHEDULE 3.10. Except as set forth on SCHEDULE 3.10, all of the
Contracts are valid and in full force and effect, and there has not been any default by the Company or any third party to any of said Contracts, or any event, fact or circumstance which with notice or lapse of time or both, would constitute a default by the Company or any other party to any of the Contracts. Neither the Company nor any of the Sellers has received notice that any party to any of the Contracts intends to cancel or terminate any of the Contracts or exercise or not exercise any options that such party might have under any of the Contracts.

      3.11. OTHER CONTRACTS. Except as set forth in SCHEDULE 3.11, the Company is not a party to, nor is any of its property bound by, any distributor's or manufacturer's representative or agency agreement, any output or requirements agreement, nor any agreement not entered into in the Ordinary Course of Business. The Company is not a party to, nor is any of its property bound by, any agreement which is materially adverse to the businesses, properties or financial condition of the Company. Except as set forth in SCHEDULE 3.11, the Company is not a party to any agreement which: (i) prohibits it from engaging in the business that it currently conducts, or (ii) upon consummation of the transactions contemplated herein, will prohibit it or the Purchaser from engaging in any type of business.

      3.12. EQUIPMENT. Except as set forth on SCHEDULE 3.12, all of the equipment owned by the Company (collectively, the "Equipment") is owned free and clear of any lien, security, claim or encumbrance, and none of the Equipment is held under any security agreement, conditional sales contract, or other title retention or security arrangement or is located other than in the possession of the Company.

      3.13. ACCOUNTS RECEIVABLE. All of the accounts receivable of the Company as set forth in the books and records of the Company (collectively, the "Accounts"), and all papers and documents relating thereto, are genuine and in all respects what they purport to be. Each Account is valid and subsisting and arises out of a bona fide sale or lease of goods sold or leased and delivered to, or out of and for services theretofore actually rendered by the Company to, the account debtor named in such Account. The amount of each Account represented as owing as of the date indicated (i) is the correct amount actually and unconditionally owing as of the date indicated, (ii) is not subject to any set-offs, credits, disputes, defenses, deductions or countercharges, and (iii) to the best knowledge of each Seller, is owed by an account debtor who is solvent, and will be paid in the Ordinary Course of Business. The Company is the owner of each such Account free and clear of any charges, liens, security interests, adverse claims, and encumbrances of any and every nature whatsoever, other than the security interests securing payment of the Bank Debt.

      3.14. INVENTORIES. The inventories of raw materials, work in process and finished goods (collectively, the "Inventories") shown on the Financial Statements, consisted of items of a quality and quantity useable and saleable in the Ordinary Course of Business by the Company, except for obsolete and slow moving items and items below standard quality, all of which have been written down on the books of the Company to estimated net realizable value or have been provided for by adequate reserves. All items included in the Inventories are the property of the

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Company and in its possession, except for sales made in the Ordinary Course of
Business since December 31, 1996; for each of these sales either the purchaser has made full payment or the purchaser's liability to make payment is reflected in the books of the Company. No items included in the Inventories have been pledged as collateral or are held on consignment from others, except for the pledge thereof securing repayment of the Bank Debt. The Inventories shown on the Balance Sheet are based on quantities determined by physical count or measurement, taken within the preceding twelve (12) months, and are valued at the lower of cost (determined on a first-in, first-out basis) or market value and on a basis consistent with that of prior years.

      3.15. LICENSES. All licenses owned by the Company or in which the Company has any rights, licenses or sublicenses (collectively, the "Licenses"), together with a brief description of each, are set forth on SCHEDULE 3.15. The Company has not infringed, and is not now infringing, on any license belonging to any other person or other entity. The Company owns and holds adequate licenses necessary for the Business as now conducted by it, and that use does not, and will not, conflict with, infringe on or otherwise violate any rights of others.

      3.16. INTELLECTUAL PROPERTY. No Intellectual Property is necessary in order to lawfully conduct the Business without any infringement or conflict with the rights of others. No aspect of the operation of the Business infringes upon any patents, trade or assumed names, trademarks, service marks, or copyrights belonging to any other person or other entity. Except as expressly set forth in
SCHEDULE 3.15 the Company is not a party to any license, agreement, or arrangement, whether as licensor, licensee, or otherwise, with respect to any Intellectual Property. The Company does not have a license or a right to use any patents, service marks, trademarks, trade or assumed names, trade secrets, royalty rights or other proprietary intangibles which is not set forth on
SCHEDULE 3.16.

      3.17. REAL PROPERTY; LEASED REAL PROPERTY. Except as set forth in SCHEDULE 3.17(A) with respect to real property owned by the Company, and SCHEDULE 3.17(B) with respect to real property leased by the Company (such owned and leased real property being hereinafter referred to collectively as the "Real Property"), the Company neither owns nor leases any real property or improvements or interests therein. Sellers have no information or knowledge of any change contemplated in any applicable laws, ordinances or restrictions, or any judicial or administrative action, or any action by adjacent landowners, or natural or artificial conditions upon the Real Property, which would have a material adverse effect upon the Real Property, the Business, the Assets, the Leased Assets or their respective values. There is no zoning, deed restriction, land use provision or restriction, or other material adverse fact or condition of any kind or character whatsoever, which adversely affects the continued use of the Real Property in the manner in which it is currently used. Except for the Company, and as set forth in SCHEDULE 3.17(C), there are no parties in possession of any portion of the Real Property as lessees, tenants at will or at sufferance, trespassers or otherwise. The heating, electrical, plumbing and other building equipment, as of the Closing, will be adequate in quantity and quality for normal operations of the Business, as presently conducted. All utilities required for the operation of the Improvements enter the Real Property through adjoining public streets or, if they pass through an adjoining

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private tract, do so in accordance with valid public easements or private easements which inure to the benefit of and are enforceable by the Company. The Real Property has full and free access to and from public streets and roads and Sellers have no knowledge of any fact or condition which would result in the termination of such access. The Improvements do not encroach upon any adjacent real property nor any easements or building set-back lines to which the Real Property is subject, and no improvements upon adjacent real property encroach upon the Real Property. There is no pending condemnation or similar proceeding affecting the Real Property or any portion thereof, and Sellers have no information or knowledge that any such action is presently contemplated.

      3.18. SUBSIDIARIES. Since January 1, 1986, the Company has not owned, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, or other entity, other than those which have been merged into the Company.

      3.19. INSURANCE. Attached hereto as SCHEDULE 3.19 is a true, complete and correct list of all insurance policies maintained by the Company. The Company maintains (i) insurance on the Assets (and as applicable, the Leased Assets), the Business and the Company's operations of such types and in such amounts as are customarily insured by similar companies in the same industry, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities, claims and risks against which it is customary to insure, including but not limited to product liability insurance.

      3.20. BANKING. The names and addresses of all banks or other financial institutions in which the Company has an account, deposit or safe deposit box, with the names of all persons authorized to draw on these accounts or deposits or access to these boxes, are set forth on SCHEDULE 3.20 attached hereto.

      3.21. POWERS OF ATTORNEY. Except as set forth in the documents evidencing the Bank Debt, no person or other entity holds a general or special power of attorney from the Company.

      3.22. PERSONNEL. Attached hereto as SCHEDULE 3.22 is a list of the names, addresses, hire dates, dates of birth and job descriptions of all Employees of the Company, stating their rates of compensation including, if determined, bonuses payable to each. Also set forth on SCHEDULE 3.22 is a list of those Employees who are not actively working in the Business and the reasons therefor.

      3.23. EMPLOYEE BENEFITS.

      (A) SCHEDULE 3.23 is a true, correct and complete list of each Employee Benefit Plan that the Company maintains, or to which the Company contributes. Except as set forth in SCHEDULE 3.23:

            (i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

            (ii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

            (iii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been and will be paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

            (iv) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Sec. 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

            (v) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer
      Plan) equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

            (vi) The Sellers have delivered to the Purchaser correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

      (B) With respect to each Employee Benefit Plan that the Company maintains or ever has maintained or to which the Company contributes, ever has contributed, or ever has been required to contribute:

            (i) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multi-Employer Plan) has been completely or partially terminated or been the subject of a reportable event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multi-employer Plan) has been instituted or threatened.

            (ii) There have been no prohibited transactions with respect to any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending, or, to the best of any Seller's knowledge, threatened. None of the Sellers has any knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

            (iii) The Company has not incurred, and none of the Sellers expects that the Company will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV or ERISA (including any withdrawal liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

      (C) The Company does not contribute to, and has never contributed to, and has never been required to contribute to, any Multiemployer Plan, and the Company does not have, and has never had, any liability (including withdrawal liability) under any Multiemployer Plan.

      (D) The Company does not maintain nor contribute to, and has never maintained nor contributed to, and has never been required to contribute to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

      3.24. EMPLOYMENT AGREEMENTS. SCHEDULE 3.24 is a list of all employment agreements, consulting agreements, collective bargaining agreements, and agreements providing for director and officer indemnification or other agreements or arrangements providing for employee or other remuneration or benefits (other than the Plans) to which the Company or any of its Affiliates is a party or by which the Company or any of its Affiliates is bound (collectively, the "Employment Agreements"). All of the Employment Agreements are in full force and effect, and neither the Company nor any other party is in default under any of them. There have been no claims of default, and to the best knowledge and reasonable belief of Sellers there are no facts or conditions which if continued, or on notice, will result in a default, under any of the Employment Agreements. The Company is in compliance with, and upon the closing of the transactions set forth or contemplated herein will remain in compliance with, all of its obligations under such Employment Agreements. Except as set forth on
SCHEDULE 3.24, no Employees are represented by any labor organization, and, as of the date hereof, no labor organization or group of Employees has made a written demand to the Company for recognition, or to the knowledge of Sellers, filed a petition with the National Labor Relations Board, or announced its intention to hold an election of a collective bargaining representative. There is no pending, or to the best knowledge and reasonable belief of Sellers threatened, labor dispute, strike or work stoppage affecting or potentially affecting the Business.

      3.25. NO SEVERANCE PAYMENTS. As of the Closing Date, the Company will not owe a severance payment or similar obligation to any of its employees, officers, or directors, as a result of the transactions contemplated by this Agreement, nor will any of such persons be entitled to an increase in severance payments or other benefits as a result of the transactions contemplated hereby. The Company has not entered into any agreement that would entitle employees to receive severance pay in the event of the subsequent termination of their employment.

      3.26. LIABILITIES. The Company does not have, and as of the Closing Date will not have, any liabilities, obligations or commitments of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due (herein "Liabilities"), except (i) Liabilities which are adequately disclosed or accrued against in the Financial Statements, (ii) Liabilities which have been incurred in the Ordinary Course of the Business and in accordance with standard, customary and historical practices and experiences of the Company, and
(iii) Liabilities expressly set forth, as to the nature and amount thereof, on
SCHEDULE 3.26. As of the Closing Date, except as otherwise contemplated by this Agreement, neither the Company nor the Purchaser shall be liable for (or have paid any) legal, accounting or other costs or expenses (other than employee overtime expense) incurred by the Company or any Seller in connection with the transfer of the Subject Shares, or any of the transactions contemplated in this Agreement.

      3.27. LITIGATION. Except as set forth on SCHEDULE 3.27, there is no suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending, or to the knowledge of Sellers or any officer of the Company threatened, against or affecting the Company, its Affiliates, the Assets, the Leased Assets or the Business.

      3.28. TAX MATTERS.

      (A) The Company has filed all tax returns that the Company was required to file, and all such tax returns were correct and complete in all respects. All taxes owed by the Company (whether or not shown on any tax return) have been paid. The Company is not the beneficiary of any extension of time within which to file any tax return. Since January 1, 1989, no claim has been made by an authority in a jurisdiction where the Company does not file tax returns, that the Company is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any tax.

      (B) Since January 1, 1987, the Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

      (C) No Seller or director or officer (or employee responsible for tax matters) of the Company has reason to believe that any authority might assess any additional taxes for any period for which tax returns have been filed. There is no dispute or claim concerning any tax liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which any of the Sellers or the directors and officers (and employees responsible for tax matters) of the

Company has knowledge. SCHEDULE 3.28 lists all federal, state, local, and foreign income tax returns filed with respect to the Company for taxable periods ended on or after December 31, 1989, indicates those tax returns that have been audited, and indicates those tax returns that currently are the subject of audit. The Sellers have delivered to the Purchaser correct and complete copies of all federal income tax returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 1989.

      (D) The Company has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

      (E) There will be no adverse effect on the Company by reason of the pending state sales tax audit with respect to Ash Tools.

      3.29. COMPLIANCE WITH LAWS. The Company has complied with, and is not in violation of, applicable federal, state or local ordinances, statutes, laws, rules, restrictions and regulations (including, without limitation, any applicable building, zoning, Environmental, Health & Safety Laws or other law, ordinance or regulation) that affects, or is likely to affect, directly or indirectly, the Business, the Assets, the Leased Assets, the Real Property or the customers, suppliers or financial prospects of the Company. There are not any uncured violations of federal, state or local laws, ordinances, statutes, orders, rules, restrictions, regulations or requirements affecting any portion of the Business, the Real Property, the Assets or the Leased Assets, and neither any of the Assets, the Leased Assets or the Real Property, nor the operation thereof nor the conduct of the Business, violates any applicable federal, state or municipal laws, ordinances, orders, regulations or requirements.

      3.30. ENVIRONMENTAL, HEALTH & SAFETY LAWS. Except as described on SCHEDULE
3.30 (i) neither the ownership nor the operation of the Business, the Assets, the Leased Assets or the Real Property has violated or violates any Environmental, Health & Safety Laws, (ii) neither the Real Property, nor any real property previously owned or occupied by the Company, nor to the knowledge of the Sellers any property adjacent to any of the foregoing, has been used for the use, manufacture, storage, treatment, generation, transportation, processing, handling or disposal of any solid, hazardous, industrial or toxic pollutant, contaminant, substance or waste in violation of any Environmental, Health & Safety Laws, (iii) neither the Company nor any of the Sellers has received nor has knowledge of any notice of or any threat of any claim, suit, proceeding, inquiry, investigation, citation, notice, violation, consent order or judicial or administrative action arising out of or based upon any Environmental, Health & Safety Laws, (iv) no solid, hazardous, industrial or toxic pollutant, contaminant, substance or waste has been disposed of, spilled onto, discharged or released (as those terms are defined in the Environmental, Health & Safety Laws) on or within the Real Property or, to the best of Sellers' knowledge, any property adjacent thereto, nor any real property previously owned or occupied by the Company, (v) no underground storage tanks, above ground storage tanks, solid or hazardous waste management units, wells, underground injection systems, landfills, lagoons, settling ponds or any other impoundment used to treat, store or dispose of any solid, hazardous or toxic substances, pollutants, contaminants or wastes regulated by the Environmental Health & Safety Laws have ever been placed on the Real

Property, and if any underground storage tanks are disclosed in SCHEDULE
3.30, none of such tanks are leaking, (vi) neither the Company nor any of the Sellers have received notice of any past, present or future event, condition, circumstance, activity, practice, incident or action or plan which may interfere with or prevent compliance or continued compliance with the Environmental, Health & Safety Laws or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, lawsuit, proceeding, hearing, study or investigation, based on, related to, or alleging any violation of the Environmental Health & Safety Laws, and (vii) all wastes generated by the Company have been treated and/or disposed of at appropriately licensed recycling, reclamation, reuse, or treatment, storage and disposal facilities. There is no environmental condition relating to any of the Assets, the Leased Assets, the Real Property or the Business that may reasonably be expected to have a materially adverse effect on any of the Assets, the Leased Assets, the Real Property or the Business or the value thereof. The Company has all permits, licenses, franchises, operating authorities and other authorizations or documented exemptions or variances thereto necessary to the conduct of the Business in the manner and in the areas in which the Business is presently conducted, and all such permits, licenses, franchises, and authorizations are valid and in full force and effect. The Company is in full compliance with all the terms and conditions of such permits, licenses, franchises, or other authorizations, and has not engaged in any activity which could cause the revocation or suspension of any such permits, licenses, franchises, or other authorizations. No actions or proceedings looking to or contemplating revocation or suspension of any thereof are pending or, to the best knowledge and reasonable belief of Sellers, threatened.

      3.31. FINANCIAL STATEMENTS. The Financial Statements (i) are true, complete, and correct in all material respects, (ii) fairly and accurately present the financial position of the Company as of the periods described therein, and the results of the operations of the Company for the periods indicated, (iii) have been prepared in accordance with generally accepted accounting principles, consistently applied (except that the Closing Financial Statements may omit certain footnote disclosures normally required by GAAP, the omission of which, in the good faith opinion of Sellers, will not cause the Closing Financial Statements to be materially misleading), and (iv) reflect all necessary eliminating entries and normal adjustments (including without limitation, year-end adjustments).

      3.32. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in
SCHEDULE 3.32, since the Balance Sheet Date, there has been no:

            (A) material adverse change in the financial condition, liabilities, business or prospects of the Company;

            (B) loss, destruction or damage to any property of the Company, whether or not insured;

            (C) acquisition or disposition of any material assets, individually or in the aggregate, nor any material contract, commitment or obligation entered into or incurred by the Company, nor any other transaction by the Company, other than for value in the Ordinary Course of Business and in accordance with prudent business practices;

             (D) labor trouble, pending or threatened, involving the Company, or change in the personnel of the Company or the terms or conditions of their employment; or

             (E) other event or condition of any character that has or might reasonably be expected to have an adverse effect on the financial condition, business, liabilities or prospects of the Company.

      3.33. CUSTOMERS. SCHEDULE 3.33 to this Agreement is a correct and current list of all customers of the Company, together with summaries of the sales made to each customer during the two most recent fiscal years of the Company. Except as indicated in SCHEDULE 3.33, Sellers do not have any information, nor are they aware of any facts, indicating that any of these customers intend to cease doing business with the Company, or to materially alter the volume or terms of such business.

      3.34. INTERESTS IN CUSTOMERS, SUPPLIERS AND COMPETITORS. Except as set forth on SCHEDULE 3.34, none of the Sellers, and to the best knowledge of Sellers, no shareholder, officer, director or employee (nor any former shareholder, officer, director or employee) of the Company, nor to the best knowledge and reasonable belief of Sellers any relative of any of them, has any direct or indirect interest in any competitor, supplier or customer of the Company, or any person or other entity who has done business with the Company in the twenty- four (24) months preceding the Closing.

      3.35. CORPORATE AND TRUST DOCUMENTS. Sellers have furnished to Purchaser for its examination (i) true, complete and correct copies of the certificates or articles of incorporation and bylaws of the Company, as amended to date; (ii) true, complete and correct copies of the contents of the minute books of the Company (including proceedings of audit and other committees), each of which contains all records for all proceedings, consents, actions and meetings of the shareholders, board of directors and committees, of the Company since its date of incorporation; (iii) a true, complete and correct copy of the agreement pursuant to which the Trust was organized, as amended to date; and (iv) a true, complete and correct copy of the agreement pursuant to which the trustee of the Trust is to be compensated, as amended to date.

       3.36. ADVERSE INFORMATION. Neither the Company nor any of the Sellers has any information or knowledge of any change contemplated in any applicable laws, ordinances or restrictions, or any judicial or administrative action, or any event, fact or circumstance which will, or could be reasonably expected to, have a material adverse effect on the Company or its condition, financial or otherwise, the Assets, the Leased Assets, or the condition, value or operation thereof.

       3.37. DISCLOSURE. Sellers have provided to Purchaser copies of all material Contracts, documents concerning all litigation and administrative proceedings, employee benefit plans, Licenses, insurance policies, lists of suppliers, customers, and Employees, and corporate and partnership records relating to the Company or its assets and liabilities, and the Business, and such information covers all material commitments and liabilities of the Company. In addition, (i) Purchaser has been kept fully informed with respect to all material developments in the business of the Company since the Balance Sheet Date, (ii) management of the Company has not made any material business decisions, nor taken any material actions, since the Balance Sheet Date of which Purchaser has not been advised, and (iii) Purchaser and its agents have been, and through Closing or the earlier termination or expiration of this Agreement will continue to be, granted unlimited access to the books and records of the Company (whether retained electronically, on disc or on paper).

      ALL OF THE REPRESENTATIONS AND WARRANTIES OF SELLERS CONTAINED IN THIS AGREEMENT SHALL BE TRUE, COMPLETE AND CORRECT AS OF THE DATE OF THIS AGREEMENT AND SHALL BE DEEMED TO HAVE BEEN MADE AGAIN AT AND AS OF THE CLOSING DATE, AND THEN SHALL BE TRUE, COMPLETE AND CORRECT IN ALL RESPECTS, AND SHALL SURVIVE THE CLOSING AND THE EXECUTION AND DELIVERY OF ALL DOCUMENTS, INSTRUMENTS AND AGREEMENTS EXECUTED IN CONNECTION THEREWITH.

      DISCLOSURE OF SPECIFIC FACTS OR CIRCUMSTANCES IN ANY SCHEDULE SHALL BE DEEMED DISCLOSURE OF THE SAME SPECIFIC FACTS OR CIRCUMSTANCES FOR EVERY SCHEDULE WHERE SUCH DISCLOSURE IS APPROPRIATE NOTWITHSTANDING THE LACK OF A SPECIFIC CROSS-REFERENCE TO SUCH FACTS OR CIRCUMSTANCES.

                                   ARTICLE IV
                   PURCHASER'S REPRESENTATIONS AND WARRANTIES

            Purchaser represents and warrants that:

      4.1. ORGANIZATION. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the state of Texas, and has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it.

      4.2. AUTHORITY. Purchaser has the right, power, legal capacity, and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Purchaser have been duly authorized by the Purchaser's Board of Directors, which constitutes all of the necessary action for the Purchaser to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder.

      4.3. CONSENTS AND APPROVALS. Except as set forth on SCHEDULE 4.3, no consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Purchaser in connection with the execution, delivery or performance of this Agreement or the consummation by Purchaser of the transactions contemplated hereby.

      4.4. VALID AND BINDING OBLIGATIONS. Upon execution and delivery, this Agreement and each document, instrument or agreement to be executed by Purchaser in connection herewith will constitute the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as same may be limited by bankruptcy laws, insolvency laws, and other similar laws affecting the rights of creditors generally.

      4.5. INVESTMENT INTENT. Purchaser is acquiring the Subject Shares for investment only and not with a view to a distribution thereof. No further transfer of the Subject Shares shall be made except (i) pursuant to an effective registration statement, or an exemption from applicable securities law registration requirements; and (ii) in accordance with applicable state securities or blue sky laws.

      ALL OF THE REPRESENTATIONS AND WARRANTIES OF PURCHASER CONTAINED IN THIS AGREEMENT SHALL BE TRUE, COMPLETE AND CORRECT AS OF THE DATE OF THIS AGREEMENT AND SHALL BE DEEMED TO HAVE BEEN MADE AGAIN AT AND AS OF THE CLOSING DATE, AND THEN SHALL BE TRUE, COMPLETE AND CORRECT IN ALL RESPECTS, AND SHALL SURVIVE THE CLOSING AND THE EXECUTION AND DELIVERY OF ALL DOCUMENTS, INSTRUMENTS AND AGREEMENTS EXECUTED IN CONNECTION THEREWITH.

                                    ARTICLE V
                            ADDITIONAL WARRANTIES AND
                        CERTAIN COVENANTS AND AGREEMENTS

      5.1. SELLERS' COVENANTS. Mr. Olivier represents, warrants, covenants and agrees that, and the remaining Sellers represent, warrant, covenant and agree that to their actual knowledge without duty of inquiry, from the Balance Sheet Date through the Closing Date:

            (A) the Company and the Sellers have used and will use their best efforts to preserve the business organization of the Company intact, to keep available to the Business the Employees, and to preserve the present relationships of the Company with its suppliers, customers and others having business relationships with it;

            (B) the Company has maintained and will maintain its existing insurance as to the Business and the Assets (and as applicable, the Leased Assets);

            (C) the Company has maintained and operated and will maintain and operate the Business in a good and businesslike manner in accordance with good and prudent business practices and the Company's historical policies;

            (D) the Company has maintained and operated, and will continue to maintain and operate, the Assets and the Leased Assets, including the Real Property, in a good and businesslike manner in accordance with good and prudent business practices and the Company's historical policies, in as good working order and condition as existed as of the Balance Sheet Date, ordinary wear and tear excepted;

            (E) the Company has not issued or sold, nor directly or indirectly redeemed or acquired, and will not issue or sell, nor directly or indirectly redeem or acquire, any shares of its capital stock, or any other of its securities, or granted or agreed to grant any options or rights with respect thereto, and has not changed nor agreed to change and will not change nor agree to change its capital structure;

            (F) except for the Permitted Distributions, the Company has not declared, set aside nor paid and will not declare, set aside nor pay a dividend or other distribution with respect to its capital stock;

            (G) except for the Permitted Distributions, the Company has not made and will not make any payment of any type to the holders of any capital stock of the Company or any of their Affiliates, other than compensation payable in accordance with established formulas or expenses which have been fully disclosed to Purchaser;

            (H) other than customary trade discounts for early payments, the Company has neither waived nor released and will not waive nor release any material right of or material claim held by it, has not discounted and will not discount any of its receivables and has not provided and will not provide services at a discount;

            (I) the Company has not acquired nor disposed of, and will not acquire nor dispose of, any material assets, individually or in the aggregate, and has not entered into and will not enter into any contract or arrangement therefor, and has not entered into and will not enter into any other transaction other than for value in the Ordinary Course of Business and in accordance with prudent business practices;

            (J) the Company has not revalued and will not revalue any of its assets or liabilities;

            (K) the Company has not changed and will not change the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees, agents or other personnel, and has not declared, made nor committed, and will not declare, make nor commit to any kind of payment of a bonus or other additional salary or compensation to any such person;

            (L) the Company has not made and will not make a loan to any person or entity, and has not guarantied and will not guaranty any loan;

            (M) the Company has not amended nor terminated, and will not amend nor terminate, any material contract, agreement, permit or license to which the Company is a party, or by which the Company or any of the Assets or Leased Assets are bound;

            (N) the Company has maintained and will maintain all debt and lease instruments, and has not entered into and will not enter into any new or amended debt or lease instruments, without the prior written approval of Purchaser;

            (O) the Company has not entered into and will not enter into any agreement or instrument which would constitute an encumbrance, mortgage or pledge of the Assets, or which would bind Purchaser, the Company or the Assets after Closing, which have been entered into outside the normal scope of maintaining and operating the Business and the Assets in the Ordinary Course of Business;

            (P) the Company has not removed, nor permitted the removal of, and will not remove nor permit the removal of, any personal property or fixtures from the Real Property, unless such personal property or fixtures are replaced with an item of at least equal value that is properly suited for its intended purpose, other than inventory sold in the Ordinary Course of Business, or other personal property in an amount which is not material, either individually or in the aggregate;

            (Q) the Company and the Sellers will afford Purchaser the continuing right to review and inspect the Assets and the Leased Assets, including the Real Property, at reasonable hours, and any and all books, records, contracts, and other documents or data pertaining to the ownership, use, insurance, operation, renovation and maintenance of the Assets and Leased Assets, including the Real Property, and the Business;

            (R) the Company and the Sellers will afford Purchaser free and open access to the Employees during regular business hours, to assist Purchaser in the contemplated due diligence review, and to allow Purchaser to gather information to make employment decisions to be effective after Closing;

            (S) the Company has performed and will perform all of the Company's obligations under all contracts and commitments applicable to the Company, the Assets and the Leased Assets, and has maintained and will maintain the Company's books of account and records in the usual, regular and customary manner;

            (T) except as otherwise expressly set forth in this Agreement, the Company has complied and will comply with all statutes, laws, ordinances and regulations applicable to the Company, the Assets, the Leased Assets, and the conduct of the Business and will provide Purchaser with immediate notice of any violation of any Environmental, Health & Safety Laws;

            (U) the Company has paid and will pay in the Ordinary Course of Business all bills and other payments due with respect to the ownership, use, insurance, operation and maintenance of the Business, the Assets and the Leased Assets, as and when such bills or other payments were or become due, and has taken and will take all action necessary or prudent to prevent liens or other claims for the same from being filed or asserted against any part of the Assets or the Leased Assets, provided however, that except as disclosed in SCHEDULE 3.32 the Company shall not make any expenditures outside the Ordinary Course of Business, nor any capital expenditures, individually or in the aggregate in excess of $3,000, without the prior written approval of Purchaser;

            (V) the Company has not made and will not make any material changes in its management, operations, accounting or business practices or methods (including without limitation, any change in depreciation or amortization policies or rates), nor negotiate or pursue the acquisition or the start-up of any new business or line of business;

            (W) all revenues or cash or other receipts from all sources in all media received by the Company have been deposited and will be deposited in the Company's account;

            (X) the Sellers will cause all of the representations and warranties set forth in SECTION 3.32 hereof to be and remain true, complete and correct as of the Closing;

            (Y) Sellers will immediately advise Purchaser in writing of any material adverse change in the financial condition, results of operations, business or prospects of the Company, and any event which could reasonably be expected to result in such a change; and

            (Z) there has been no agreement by the Company to do any of the things described above in this SECTION 5.1 which, if such were to occur between the Balance Sheet Date and the Closing Date, would constitute a breach of a covenant contained in this SECTION 5.1.

       5.2. THIRD PARTY CONSENTS. Sellers shall cooperate with Purchaser in its efforts to obtain the respective consents or approvals of each third party whose consent or approval is required for the consummation of the transactions contemplated hereby, provided that the consents and approvals set forth on
SCHEDULE 3.3 shall be the responsibility of Purchaser.

      5.3. COMPETING PROPOSALS. In consideration of the time and money that Purchaser has spent and will spend in connection with the preparation of this Agreement and other agreements required to complete the transactions contemplated herein and in performing its due diligence with respect thereto, each of the Sellers and the Company agrees that until the earlier of the Closing Date or March 31, 1997, each will not initiate, and will not permit the Company to initiate, directly or indirectly, contact with any person or entity in an effort to solicit any takeover proposal, nor will any of them authorize any officer, director or employee of the Company, or any investment banker, attorney, accountant or any representative, to directly or indirectly initiate any such contact. As used in this SECTION 5.3, "takeover proposal" shall mean any proposal for an acquisition, merger or other business combination involving the Company or for the acquisition of a substantial equity interest therein or a substantial portion of any of their assets, other than the transaction contemplated by this Agreement. Further, prior to the earlier of the Closing Date or March 31, 1997, the Sellers will not, and will not permit the Company to, directly or indirectly, cooperate or negotiate with, or furnish or cause to be furnished any non-public information concerning the Business, properties or assets to, any person or entity in connection with any takeover proposal. Sellers shall immediately notify Purchaser orally of, and confirm in writing, all relevant details relating to any takeover proposal which Sellers or the Company may receive. Sellers will use their best efforts to consummate the transactions contemplated in this Agreement on the Closing Date, and will, at or prior to Closing, take all necessary action to perform their obligations under this Agreement.

      5.4. DUE DILIGENCE; COOPERATION; SATISFACTION OF CONDITIONS. From the date hereof through the Closing, expiration or earlier termination hereof, Sellers and the Company will afford the Purchaser full and free access to the Company and its management, employees, properties, contracts, books and records and all other documents and data. Such access shall include the completion of review by Purchaser and its management, agents, lenders, investment bankers, underwriters, accountants and attorneys of the financial condition, business, prospects, operations, property and plant and equipment of the Company and any of its Affiliates. Sellers shall (a) give assistance to Purchaser in preparing any required filings and seeking any required consents or approvals in any manner reasonably requested, and (b) pursue the satisfaction of all other conditions to the consummation of the transactions contemplated herein. Upon the fulfillment of all the conditions precedent to the obligations of the Parties contained herein, Sellers will forthwith proceed to Closing.

      5.5. COMPANY'S INDEBTEDNESS; SELLER LOANS. Following the Closing, and in no event more than ninety (90) days after the Closing Date, Purchaser will have the Sellers released from any and all guarantees of the indebtedness of the Company. At Closing there will be no indebtedness to the Company from the Sellers, nor to the Sellers from the Company.

      5.6. DUE DILIGENCE INVESTIGATION; LACK OF CONSENTS. Buyer acknowledges that it has conducted a due diligence investigation of the Company and that nothing has come to the Buyer's attention that would give rise for a basis of indemnification under SECTION 9.1; provided, however, that the foregoing statement shall not be deemed to preclude the Buyer from raising a claim for indemnification. Notwithstanding the foregoing or elsewhere herein, Purchaser acknowledges and agrees that Sellers shall have no liability for any loss of the Dresser Green Tag franchise and/or the Dresser Mason Eilan sales representative agreement, or any other lease, contract, agreement or document requiring the consent of a third party which has been disclosed to Purchaser on SCHEDULE 3.3 attached hereto, which loss is caused by or based upon the failure to obtain such consent.

                                   ARTICLE VI
                              CONDITIONS TO CLOSING

      6.1. CONDITIONS TO PURCHASER'S OBLIGATIONS. The obligations of Purchaser hereunder to consummate the transactions contemplated hereby are subject to the satisfaction, as of the Closing Date, of the following respective conditions (any of which may be waived in whole or in part in writing by Purchaser at or prior to the Closing); provided, however, that in the event that any or all of such conditions are waived in writing, such waiver shall be for all purposes and not only for purposes of closing the transaction contemplated hereby, and the conditions so waived shall not serve as a basis for indemnification under
SECTION 9.1.

      (A) REPRESENTATIONS AND WARRANTIES OF SELLERS TO BE TRUE. The representations and warranties of Sellers herein contained shall be true, complete and correct in all material respects at the Closing Date with the same effect as though made at Closing (except insofar as such representations and warranties are given as of a particular date) except to the extent waived hereunder or affected by the transactions contemplated or permitted herein.

      (B) PERFORMANCE BY SELLERS. Sellers shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

      (C) NO LEGAL PROCEEDINGS. No injunction shall have been obtained, and no suit, action or other proceeding shall be pending before any court or governmental agency, in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby, or in which it is sought to obtain damages in connection therewith, or involving a claim that the consummation of the transactions contemplated hereby would result in a violation of any law, decree or regulation of any government or agency thereof having jurisdiction. There shall not have been enacted, voted or promulgated by any legislative or administrative body having jurisdiction any legislation, ruling or decree which in the reasonable judgment of Purchaser would be materially prejudicial to Purchaser with respect to the transactions contemplated by this Agreement.

      (D) FULL EXECUTION; SCHEDULES. This Agreement shall be fully executed by all of the Parties, and the Agreement for Termination of Voting Trust in the form attached hereto as EXHIBIT A (the "Trust Termination Agreement") shall have been executed by all of the parties thereto, and fully executed counterparts hereof and thereof shall have been delivered to Purchaser, on or before March 3, 1997. Further, Purchaser shall have until March 3, 1997, to review and approve the Schedules attached hereto.

      (E) STATUTORY REQUIREMENTS. All other statutory requirements for the valid consummation by Purchaser of the transactions contemplated by this Agreement shall have been fulfilled; all authorizations, consents and approvals of all federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation by Purchaser of the transactions contemplated by this Agreement and to permit the businesses presently carried on by the Purchaser and the Company to continue unimpaired immediately following the Closing, shall have been obtained and shall be in full force and effect.

      (F) ENVIRONMENTAL, HEALTH AND SAFETY DUE DILIGENCE. Purchaser shall have completed, to the satisfaction of Purchaser and its officers, directors, attorneys, accountants and other representatives, reasonable due diligence regarding the environmental practices and procedures of the Company, including without limitation compliance by the Company with Environmental, Health & Safety Laws, and the existence of any solid, hazardous, industrial, or toxic pollutants, contaminants, substances or wastes on any of the Real Property, and determined that there exist no material actual or probable violations, compliance problems, required capital expenditures or other substantive environmental, health or safety concerns.

      (G) NO MATERIAL ADVERSE CHANGE. Except for matters of a general economic or political nature, no event or series of events shall have occurred between the Balance Sheet Date and the Closing Date, the effect of which is or may reasonably be expected to be materially adverse to the business, prospects, financial condition or results of operation of the Company, other than the information already disclosed to Purchaser by Sellers pursuant to this Agreement. As of the date of this Agreement, Sellers hereby represent and warrant that none of them is aware of any such event or series of events which would represent such a change from the information already disclosed. Any material change in any disclosure set forth in any of the Schedules to the Agreement shall for purposes of this condition be deemed to be a material adverse change.

      (H) APPROVAL OF DOCUMENTS. The form and substance of the Audited Financial Statements, all interim financial statements, including the Closing Financial Statements, and all certificates, instruments, opinions and other documents delivered or to be delivered to Purchaser under this Agreement shall be satisfactory in all reasonable respects to Purchaser and its counsel.

Purchaser may waive any or all of the foregoing conditions in whole or in part only in writing but without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Purchaser of any other conditions or of its other rights or remedies, at law or in equity, if Sellers shall be in default of any of their representations, warranties, covenants or agreements under this Agreement.

      6.2. CONDITIONS TO SELLERS' OBLIGATIONS. The obligations of Sellers' hereunder to consummate the transactions contemplated hereby are subject to the satisfaction, as of the Closing Date, of the following respective conditions (any of which may be waived in whole or in part in writing by Sellers at or prior to the Closing); provided, however, that in the event that any or all of such conditions are waived in writing, such waiver shall be for all purposes and not only for purposes of closing the transaction contemplated hereby, and the conditions so waived shall not serve as a basis for indemnification under SECTION 9.1.

      (A) REPRESENTATIONS AND WARRANTIES OF PURCHASER TO BE TRUE. The representations and warranties of Purchaser herein contained shall be true, complete and correct in all material respects at the Closing Date with the same effect as though made at Closing (except insofar as such representations and warranties are given as of a particular date) except to the extent waived hereunder or affected by the transactions contemplated or permitted herein.

      (B) PERFORMANCE BY PURCHASER. Purchaser shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing Date.

      (C) NO LEGAL PROCEEDINGS. No injunction shall have been obtained, and no suit, action or other proceeding shall be pending before any court or governmental agency, in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby, or in which it is sought to obtain damages in connection therewith, or involving a claim that the consummation of the transactions contemplated hereby would result in a violation of any law, decree or regulation of any government or agency thereof having jurisdiction. There shall not have been enacted, voted or promulgated by any legislative or administrative body having jurisdiction any legislation, ruling or decree which in the reasonable judgment of Sellers would be materially prejudicial to Sellers with respect to the transactions contemplated by this Agreement.

      (D) STATUTORY REQUIREMENTS. All other statutory requirements for the valid consummation by Sellers of the transactions contemplated by this Agreement shall have been fulfilled; all authorizations, consents and approvals of all federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation by Sellers of the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

      (E) APPROVAL OF DOCUMENTS. The form and substance of all certificates, instruments, opinions and other documents delivered or to be delivered to Sellers under this Agreement shall be satisfactory in all reasonable respects to Sellers and their counsel.

Sellers may waive any or all of the foregoing conditions in whole or in part only in writing but without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Sellers of any other conditions or of their other rights or remedies, at law or in equity, if Purchaser shall be in default of any of its representations, warranties, covenants or agreements under this Agreement.

                                   ARTICLE VII
                                   THE CLOSING

      7.1. TIME AND PLACE. Delivery of the Purchase Price by Purchaser to Sellers, and the transfer of the Subject Shares by Sellers to Purchaser, and the other transactions contemplated hereby (the "Closing") shall take place at the offices of Fouts & Moore in Houston, Texas, at or about 10:00 a.m. on the Closing Date, or at such other location as Purchaser and Mr. Olivier may agree.

      7.2. SELLERS' DELIVERIES. At or before the Closing, Sellers shall deliver or cause to be delivered to Purchaser:

            (a) All of the stock certificates evidencing the Subject Shares, together with irrevocable stock powers in form and content acceptable to Purchaser, duly authorized and executed by the record holder of each such stock certificate;

            (b) Employment Agreement in form mutually acceptable to the Company and Mr. Olivier, duly executed by Mr. Olivier (the "Olivier Employment Agreement");

            (c) An opinion of counsel issued by Foley & Lardner, counsel for Sellers, in form and content reasonably satisfactory to Purchaser and Purchaser's counsel;

            (d) Certificate in form and substance satisfactory to Purchaser, dated the Closing Date and executed by all of the Sellers, stating that after due inquiry, each of them has determined that (1) all of the Sellers representations and warranties set forth in ARTICLE III of this Agreement are true, complete and correct as of the Closing Date, (2) Sellers have performed all of the covenants and agreements to be performed by Sellers pursuant to ARTICLE V of this Agreement, and (3) all conditions to Closing set forth in SECTION 6.1 of this Agreement have been satisfied;

            (e) Copies of all agreements under which the Trust is organized, and pursuant to which the Trustee receives compensation, certified by the Trustee as being true complete and correct, together with such consents, approvals and authorizations as may be required thereunder;

            (f) Trust Termination Agreement, duly executed by the parties thereto, if not delivered previously, together with copies of the canceled Voting Trust certificates;

            (g) Resignations of all officers and directors of the Company;

            (h) The certificates of existence, good standing and authority of the Company as contemplated in SECTION 3.1 of this Agreement;

            (i) Such consents, waivers, estoppel letters, lien releases or similar documentation as Purchaser shall request, in Purchaser's sole discretion, in connection with the transfer of the Subject Shares; and

            (j) All other items required to be delivered hereunder or as may be reasonably requested which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby, including such certificates as are necessary from third parties to establish the truth and accuracy of Sellers' representations and warranties set forth herein.

In addition, Sellers will put Purchaser into full possession and enjoyment of the Company and the Business, and the Company shall be in full possession of the Assets, the Leased Assets and all documents, books, records, agreements, and financial data of any sort relating to the Business, immediately upon the occurrence of the Closing.

      7.3. PURCHASER'S OBLIGATIONS. At the Closing, Purchaser will deliver or cause to be delivered to Sellers, the following:

            (a) Wire Transfers of funds in the aggregate amount of the Purchase Price, in accordance with written instructions to be delivered at least twenty-four (24) hours prior to Closing;

            (b) The Olivier Employment Agreement, duly executed by the Company;

            (c) An opinion of counsel issued by Boyer, Ewing & Harris Incorporated, counsel for Purchaser, in form and content reasonably satisfactory to Sellers and Sellers' legal counsel;

            (d) Certificate in form and substance satisfactory to Sellers, dated the Closing Date and executed by Purchaser, stating that after due inquiry, Purchaser has determined that (1) all of Purchaser's representations and warranties set forth in ARTICLE IV of this Agreement are true, complete and correct as of the Closing Date, and (2) all conditions to Closing set forth in SECTION 6.2 of this Agreement have been satisfied;

            (e) Certified resolutions of the Board of Directors of Purchaser, in form and content reasonably acceptable to Sellers, authorizing the transactions contemplated herein; and

            (f) All other items required to be delivered hereunder or as may be requested or which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby, including such certificates as are necessary from third parties to establish the truth and accuracy of Purchaser's representations and warranties set forth herein.

       7.4. FURTHER ASSURANCES. At and after the Closing, each of the Parties shall take all appropriate action and execute all documents of any kind which may be reasonably necessary or desirable to carry out the transactions contemplated hereby. Each Seller, at any time at or after the Closing, will execute, acknowledge and deliver any further stock powers, deeds, bills of sale, assignments and other assurances, documents and instruments of transfer, reasonably requested by Purchaser, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Purchaser, for the purpose of assigning and confirming to Purchaser all of the Subject Shares, or if necessary, any of the Assets.

                                  ARTICLE VIII
                       TERMINATION OF OBLIGATIONS, WAIVERS
                      OF CONDITIONS AND PAYMENT OF EXPENSES

      8.1. TERMINATION OF AGREEMENT. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated herein may be terminated at any time prior to Closing, as follows, and in no other manner:

      (A) MUTUAL CONSENT. By mutual written consent of Purchaser and Sellers;

      (B) EXPIRATION DATE. By either Purchaser or Sellers if Closing shall not have occurred on or before March 31, 1997 (as same may be extended by mutual agreement of the Purchaser and Sellers), provided, however, that the Party seeking to terminate shall be in compliance with all of such Party's covenants and obligations hereunder.

      (C) PURCHASER'S OPTION. By the Board of Directors of Purchaser at any time after the Closing Date (as same may be extended by mutual agreement of the Purchaser and Sellers) if, by that date, the conditions set forth in SECTION 6.1 hereof have not been met, provided, however, that the failure to meet such conditions was not caused by the failure of Purchaser to perform any of its covenants or obligations hereunder.

      (D) SELLERS' OPTION. By any Seller at any time after the Closing Date (as same may be extended by mutual agreement of the Purchaser and Sellers) if, by that date, the conditions set forth in SECTION 6.2 hereof have not been met, provided, however, that the failure to meet such conditions was not caused by the failure of any Seller to perform any of his or its covenants or obligations hereunder.

      8.2. PAYMENT OF EXPENSES; WAIVER OF CONDITIONS. In the event that this Agreement shall be terminated pursuant to SECTION 8.1, all obligations of the Parties under this Agreement shall terminate and there shall be no liability of any Party to another (except by reason of default hereunder which has not been waived). Absent such default, each Party will pay all costs and expenses incident to such Party's negotiation and preparation of this Agreement and all documents, instruments and agreements relating to the transactions contemplated herein, and such Party's performance of and compliance with all agreements and conditions contained herein or therein on such Party's part to be performed or complied with, including the fees, expenses and disbursements of such Party's counsel, auditors and investment bankers. If any of the conditions specified in SECTION 6.1 have not been satisfied, Purchaser may nevertheless elect to waive such conditions and proceed with the transactions contemplated hereby and, if any of the conditions specified in SECTION 6.2 have not been satisfied, Sellers may nevertheless elect to waive such conditions and proceed with the transactions contemplated hereby. Any such waiver and election shall be evidenced by a written instrument executed by the President of Purchaser and all of the Sellers, setting forth with particularity the condition which has been waived.

                                   ARTICLE IX
                         INDEMNIFICATION, ADJUSTMENT TO
                        PURCHASE PRICE AND OTHER REMEDIES

      9.1. INDEMNIFICATION.

            A. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations, warranties, covenants and agreements of the Sellers and Purchaser shall survive the Closing hereunder (notwithstanding any investigation by or on behalf of Seller or Purchaser) and continue in full force and effect thereafter subject only to the applicable statute of limitations; provided, however, that the Class B Representations shall survive the Closing hereunder and continue in full force and effect for a period of three (3) years thereafter, and the Class C Representations shall survive the Closing hereunder and continue in full force and effect for a period of one (1) year thereafter.

            B. INDEMNIFICATION PROVISIONS FOR BENEFIT OF PURCHASER.

            (i) In the event of any breach by any Seller of any of his, her or its representations, warranties or covenants contained herein, and, if there is an applicable survival period pursuant to SECTION 9.1(A) above, provided that Purchaser makes a written claim for indemnification against any of the Sellers within such survival period, then each of the Sellers agrees to indemnify Purchaser from and against the entirety of any Adverse Consequences Purchaser may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Purchaser may suffer after the end of any applicable period) resulting from, arising out of, relating to, in the nature of, or caused by the breach, regardless of whether such Seller also breached his, her or its representations, warranties or covenants; subject, however, to the following limitations: (a) the Sellers shall not have any obligation to indemnify Purchaser from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach until Purchaser has suffered Adverse Consequences by reason of all such breaches in excess of a One Hundred Thousand Dollars ($100,000) aggregate deductible, and (b) after Purchaser has suffered Adverse Consequences in the amount of such deductible, the Sellers will be obligated to indemnify Purchaser from and against further such Adverse Consequences up to an aggregate amount of One Million Dollars ($1,000,000). The Parties hereby acknowledge and agree that Purchaser may only bring a claim for Adverse Consequences under SECTION 9.1(B)(i)(b) if such claim is, individually, in an amount equal to at least Five Thousand Dollars ($5,000).

            (ii) Notwithstanding the foregoing or any provision hereof to the contrary, (a) Mr. Siegel and Mrs. Siegel shall be jointly and severally liable with respect to their collective liability for any breach of any representation or warranty by Mr. Olivier hereunder, and (b) the indemnification liability of the Sellers hereunder shall (except between the Siegels themselves) be several, and not joint and several, and the amount of the indemnification liability of each of the Sellers shall be that percentage of the total amount of the indemnification liability of all the Sellers as follows:

            Mr. Olivier                 20%
            Mr. Siegel and Mrs. Siegel
              (jointly and severally)   80%
            Trustee                      0%

            C. INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLERS. In the event Purchaser breaches any of its representations, warranties and covenants contained herein, provided that any of the Sellers makes a written claim for indemnification against Purchaser prior to the expiration of the applicable statute of limitations, then Purchaser agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Seller may suffer through after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach.

            D. MATTERS INVOLVING THIRD PARTIES.

            (i) If any third party shall notify any Party ( the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this SECTION 9.1, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

            (ii) Any Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party at any time within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

            (iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with SECTION 9.1(D)(ii) above, (a) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party, and
(b) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

            (iv) In the event none of the Indemnifying Parties assumes and conducts the defense of the Third Party Claim in accordance with SECTION 9.1(D)(ii) above, or the Third Party Claim involves an injunction or other equitable relief, however, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner he or it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (b) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this SECTION 9.1.

            E. DETERMINATION OF ADVERSE CONSEQUENCES. The Parties shall make appropriate adjustments for tax consequences and insurance coverage and take into account the time value of money (using the per annum rate of Eight Percent (8.0%) as the discount rate) in determining the Adverse Consequences for purposes of this SECTION 9.1.

            F. OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant; provided, however, that Purchaser acknowledges and agrees that the foregoing indemnification provisions in this SECTION 9.1 shall be the exclusive remedy of Purchaser for any breach of the representations and warranties in SECTION 3 above. Each of the Sellers hereby agrees that he or it will not make any claim for indemnification against the Company by reason of the fact that he or it was a director, officer, employee or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Purchaser against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

            G. THIRD PARTY CLAIMS. The provisions of this SECTION 9.1 are not limited to matters asserted by the Parties, but cover costs, losses, liabilities, damages, lawsuits, claims and expenses incurred in connection with third party claims. The indemnity hereunder is in addition to any and all rights and remedies of the Parties in connection herewith.

      9.2. POST-CLOSING ADJUSTMENT TO PURCHASE PRICE. Within thirty (30) days after the Closing Date, Mr. Olivier shall deliver to Purchaser an unaudited balance sheet and income statement of the Business, prepared as of February 28, 1997 (the "Post-Closing Financial Statements"), which shall be true, complete and correct in all respects and prepared in accordance with generally accepted accounting principles, consistently applied, and certified as true, complete and correct by Sellers. These Post-Closing Financial Statements shall become final and binding on the Parties on the 15th day following receipt thereof by Purchaser unless Purchaser furnishes written notice of Purchaser's disagreement ("Notice of Disagreement") to Mr. Olivier prior to such date. Any Notice of Disagreement shall specify in detail the nature of any disagreement so asserted. If a Notice of Disagreement is sent by Purchaser to Mr. Olivier in accordance with this SECTION 9.2, then the Post-Closing Financial Statements shall become final and binding upon the Parties on the earlier to occur of: (i) the date the Parties resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement, or (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below). During the 10-day period following the delivery of a Notice of Disagreement, the Parties shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement. If, at the end of such 10-day period (or such longer period of time as the Parties may agree upon in writing), the Parties have not reached agreement on such matters, the matters which remain in dispute, together with copies of this Agreement, the Post-Closing Financial Statements, and the Notice of Disagreement, shall be submitted, within five (5) days following the expiration of such 10-day period (or any agreed upon extension thereof), to Deloitte & Touche, or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the Parties in writing (the "Accounting Firm") for review and resolution. All proceedings conducted by the Accounting Firm shall be conducted at the offices of the Accounting Firm in Orlando, Florida. The Accounting Firm shall render a decision resolving the matters in dispute as soon as practicable following the date of the submission to the Accounting Firm. The cost of any review or resolution (including the fees of the Accounting Firm but excluding the fees and disbursements of each party's independent auditors and counsel) pursuant to this
SECTION 9.2 shall be borne one-half by Purchaser and one-half by Sellers. The fees and disbursements of Sellers' independent auditors and counsel incurred in connection with this SECTION 9.2 shall be borne by Sellers, and the fees and disbursements of Purchaser's independent auditors and counsel incurred in connection with this SECTION 9.2 shall be borne by Purchaser. The Post-Closing Financial Statements, upon becoming final due to lack of objection, written agreement, or arbitration, or in any other manner, are referred to herein as the "Final Post-Closing Financial Statements". To the extent that the net book value of the Company set forth in the Final Post-Closing Financial Statements (after giving effect to the Permitted Distributions) is less than Two Million Dollars ($2,000,000), then the Purchase Price shall be reduced by the amount of such deficiency (the "Deficiency Amount"), and Sellers hereby jointly and severally agree to deliver to Purchaser, within three (3) business days after the date on which the Post-Closing Financial Statements become final (time being of the essence), cash or other immediately available funds in an amount equal to the Deficiency Amount.

      9.3. SPECIFIC PERFORMANCE. Each of the Parties hereby acknowledges and agrees that the transactions contemplated by this Agreement are unique, and that it would be impossible to measure the damages which would result if any Party should default in such Party's obligations under this Agreement; accordingly the Parties hereby agree that each Party shall have, in addition to any other legal or equitable remedy available to such Party, the right to enforce this Agreement by decree of specific performance or other equitable remedy, and each Party hereby irrevocably waives any defense, claim or assertion that a remedy in damages will be adequate.

      9.4. OFFSET; ATTORNEYS' FEES. To the extent permitted by applicable law, all amounts due and owing to any Seller under this Agreement or any document, instrument, or agreement executed in connection herewith or therewith shall be subject to offset by the Purchaser to the extent of any damages incurred as a result of any Seller's breach of this Agreement or any document, instrument, or agreement executed by any Seller in connection herewith. Each Seller hereby acknowledges and agrees that but for the right of offset contained in this
SECTION 9.4, the Purchaser would not have entered into this Agreement or any of the transactions contemplated herein. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other remedies to which such Party or Parties may be entitled at law or equity. The rights and remedies granted herein are cumulative and not exclusive of any other right or remedy granted herein or provided by law.

      9.5. RIGHTS AND LIABILITIES OF PARTIES. Except as set forth in SECTION 9.1 with respect to certain indemnified third parties, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provision give any third person any right of subrogation or action over against any Party to this Agreement.

       9.6. SECTION 338(h)(10) ELECTION. At the request of Purchaser, the Sellers shall consent to a Section 338(h)(10) election under the Code, and shall join with Purchaser in making such election; provided that, as a condition to such consent, Purchaser shall deliver to Sellers in exchange for any required forms executed by Sellers, cash in an amount sufficient to pay the Sellers' Tax Differential (as defined below). Sellers shall have no liability for the failure of any shareholders of the Company, other than the Sellers, to consent to such election, and shall return to Purchaser immediately any payment of the Sellers' Tax Differential if Purchaser ultimately does not make the election. Purchaser acknowledges that (i) the Company elected to be taxed as an S corporation under the Code in 1990, and prior to such time was taxed as a C corporation, and (ii) the Company has a built-in gain of approximately $907,000. The Purchaser agrees that the Sellers shall not be liable for income taxes with respect to such built-in gain and Purchaser will indemnify, reimburse and defend Sellers with respect to any such taxes.

      For purposes of this Section, Sellers' Tax Differential shall be determined as follows:

            (a) Sellers' tax liability with respect to the sale of stock pursuant to this Agreement shall be determined (the "Stock Sale Taxes").

            (b) Sellers' tax liability as a result of the Section 338(h)(10) election shall be determined (the "Asset Sale Taxes").

            (c) The excess of Asset Sale Taxes over the Stock Sale Taxes shall be "grossed up" so that Sellers shall not incur any additional tax liability, and the aggregate grossed up amount shall be paid to Sellers as contemplated above.

The amount of the Sellers' Tax Differential shall be calculated based on the provisions of the Code applicable on the date of Sellers' consent. The Sellers' Tax Differential shall be redetermined and paid to the appropriate Party if the provisions of the Code are modified and any Party suffers a tax consequence as a result of such modification. By way of example, but not of limitation, the amount shall be redetermined and any difference paid to the appropriate Party if the Code is revised with respect to capital gains tax treatment.

      The Sellers' Tax Differential shall be determined by a cut-off as of the Closing Date.

      9.7. POST-CLOSING TAX MATTERS. The Purchaser shall cause the Company's 1996 and 1997 tax returns to be prepared and filed and the required Form K-1 statements to be furnished to the Sellers at no cost or expense to Sellers. Except as required by applicable law, the Purchaser shall not without the consent of the Sellers, and the Sellers shall not without the consent of the Purchaser, (i) cause or permit the amendment of any of the Company's tax returns with respect to any periods ended on or before the Closing Date, nor (ii) take any other action which would reopen any such tax returns or tax periods. In addition, Purchaesr shall not cause or permit the Company to extend the time for any audit or examination of any such tax returns or tax periods without the consent of the Sellers. In the event that the Permitted Distribution in clause
(ii) of Section 1.39 is not sufficient to enable the Sellers to pay their 1997 federal income tax liability associated with their ownership of the Subject Shares, the Purchaser shall pay or cause the Company to pay the insufficiency to the Sellers, and if excessive, the Sellers shall repay the excess to the Company. The "tax matters person" for the beneficial owners of the shares of the Company prior to Closing is David A. Siegel, or in the alternative, Bettie Siegel, until changed in accordance with the provision of the Code.

                                    ARTICLE X
                                  MISCELLANEOUS

      10.1. CONFIDENTIALITY. Unless and until Closing has occurred, or such information is or becomes public through no fault of the disclosing Party, each Party hereby agrees that he or it will not disclose any information of a confidential or proprietary nature concerning the other Parties or their respective businesses or operations to any third parties, except for the following, each of whom shall be informed of the confidential nature of such information and the necessity to retain it in confidence: (A) Purchaser's officers, directors, and employees, (B) a limited number of outside legal, accounting and other professional consultants or key agents, (C) the bank lenders of the Company and the Purchaser, (D) Purchaser's investment bankers and underwriters, and their respective attorneys and advisors, and (E) such other parties to whom such Party is required to disclose such information under applicable law, pursuant to the advice of legal counsel for such Party, in which event the disclosing Party shall (i) give prior written notice to the other Parties of the disclosing Party's legal obligation to disclose such information, including the person(s) to whom such information is legally required to be disclosed, and (ii) disclose only the portion of such information which the disclosing Party reasonably believes, on the advice of legal counsel, is legally required to be disclosed. Each Party agrees that prior to Closing, he or it and all of his or its Affiliates will use information obtained in connection with the transactions contemplated in this Agreement solely for the purpose of evaluating such transactions, and in no event shall any Party use any of such confidential or proprietary information for his or its own benefit or to the detriment of the other Parties. In the event that Closing does not occur each Party shall, promptly upon request, return all of such confidential or proprietary information to the appropriate Party, including any and all copies thereof.

      10.2. ANNOUNCEMENTS. Except as contemplated in SECTION 10.1, no public or private announcement or disclosure shall be made by the Company or the Sellers of the transactions contemplated herein without the prior written consent of the Purchaser. None of the Parties nor their respective Affiliates shall publicly disclose (whether by press release or filing of a report or disclosure with any securities exchange or governmental authority) the matters contemplated hereby, except as expressly contemplated herein, unless and until the Party proposing such announcement or disclosure shall have supplied the proposed text of such announcement or disclosure to the other Parties for review and comment at least twenty-four (24) hours prior to release; provided however, that if in the good faith opinion of legal counsel to the announcing or disclosing Party, such announcement or disclosure is required under applicable federal or state law to be made sooner, a copy of such announcement or disclosure shall be made available to all other Parties as soon as possible, but in any event prior to release.

      10.3. BROKERAGE COMMISSIONS AND OTHER FEES. Sellers hereby represent and warrant that neither the Sellers nor the Company has incurred any liability for, nor knows of any person or entity entitled to, any commission or finder's fee in connection with this Agreement or the transactions contemplated herein. Purchaser hereby represents and warrants that Purchaser has not incurred any liability for, and does not know of any person or entity entitled to, any commission or finder's fee in connection with this Agreement or the transactions contemplated herein. Each Party shall be responsible for all costs, fees and expenses (including attorney and accountant fees and expenses) paid or incurred by such Party, and Sellers shall be responsible for all costs, fees and expenses paid or incurred by the Sellers or the Company, in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, or otherwise in connection with the transactions contemplated hereby.

      10.4. ATTORNEYS' FEES. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other remedies to which it may be entitled at law or equity.

      10.5. MODIFICATION OF AGREEMENT. This Agreement may be amended or modified only in writing signed by all of the Parties.

      10.6. NOTICES. All notices, consents, demands or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered personally or telefaxed during regular business hours during a business day to the appropriate location described in the preamble to this Agreement, or three (3) business days after posting thereof by United States first-class, registered or certified mail, return receipt requested, with postage and fees prepaid and addressed the appropriate Party's address set forth in the preamble to this Agreement, with a copy to legal counsel for such Party, at the address set forth on the letterhead on which such counsel's legal opinion was delivered. Any Party may designate a different address for subsequent notices or communications by furnishing notice to the other Parties in the manner described above.

      10.7. ADDITIONAL REMEDIES. All rights and remedies of each Party hereunder are cumulative of every other right or remedy that such Party may otherwise have at law or in equity or under this Agreement or any other document, instrument or agreement. The exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

      10.8. NON-WAIVER. Failure on the part of a Party in any one or more instances to enforce any of such Party's rights which arise in connection with this Agreement, or to insist upon the strict performance of any of the terms, conditions or covenants of this Agreement, shall not be construed as a waiver or relinquishment for the future of any such rights, terms, conditions or covenants. No waiver of any condition of this Agreement shall be valid unless it is in writing, and executed by the Party against whom such waiver is sought to be enforced. Any valid waiver shall be effective only for the purposes expressly set forth therein.

      10.9. GOVERNING LAW; JURISDICTION; VENUE; SERVICE OF PROCESS. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Florida, without regard to conflicts of law principles, and the laws of the United States applicable in Florida. Venue for any litigation between or among the Parties with respect to the subject matter of this Agreement shall be Orange County, Florida (and if it has or can acquire jurisdiction, in the United States District Court for the Middle District of Florida). Each Party hereby irrevocably submits to personal jurisdiction in Florida, and irrevocably waives all objections to personal jurisdiction in Florida and venue in Orange County for purposes of such litigation. Process in any action or proceeding referred to in this section may be served on any Party anywhere in the world.

      10.10. CONSTRUCTION. The Parties and their respective legal counsel have participated extensively in the preparation, negotiation and drafting of this Agreement. Accordingly, no presumption will apply in favor of any Sellers or Purchaser in the interpretation of this Agreement or in the resolution of the ambiguity of any provision hereof. All words used herein shall be construed to be of such gender or number as the circumstances require. As used herein the term "this Agreement" shall mean this Agreement as a whole and as the same may, from time to time hereafter, be amended, supplemented or modified. The words "herein," "hereof," "hereto," "hereunder," "hereinafter," "hereinabove," and "hereinbelow," and other words of similar import, refer to this Agreement as a whole and not to any particular article, section, paragraph, clause or other subdivision hereof, unless otherwise specifically noted. As used herein, the words "include" or "including" shall mean "including without limitation."

      10.11. HEADINGS. The headings and subheadings of the Articles and Sections contained herein or on any Schedule or Exhibit attached hereto are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof. Any reference herein to an Article or Section shall be deemed to be a reference to the corresponding Article or Section of this Agreement unless otherwise stated herein.

      10.12. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective, valid and enforceable under applicable law, but if any provision of this Agreement shall be prohibited by, or invalid or unenforceable under, applicable law, then (i) the Parties agree that they will amend such provisions by the minimal amount necessary to bring such provisions within the ambit of enforceability, and (ii) any court of competent jurisdiction may, at the request of either Party, revise, reform or reconstruct such provisions in a manner sufficient to cause them to be enforceable. In no event shall any prohibition against, or the invalidity or unenforceability of, any provision hereof affect the validity or enforceability of any other provision hereof.

      10.13. SCHEDULES AND EXHIBITS. All schedules and exhibits attached to this Agreement are hereby incorporated into and made a part of this Agreement.

      10.14. FURTHER ASSURANCES. Each of the Parties shall perform such actions and deliver or cause to be delivered any and all such documents, instruments and agreements as the other Party may reasonably request for the purpose of fully and effectively carrying out this Agreement and the transactions contemplated hereby.

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
      10.15. SUCCESSORS AND ASSIGNS. None of the Parties may assign their rights, duties or obligations under this Agreement to any third party without the written consent of the other Parties; provided, however, that Purchaser may assign any or all of its rights, duties and obligations under this Agreement to any corporation, whether now existing or formed hereafter, that is wholly owned by Purchaser, for the purpose of reincorporating or reorganizing Purchaser. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns.

      10.16. ENTIRE AGREEMENT. This Agreement and all of the documents and agreements executed in connection herewith set forth the entire agreement between and among the Parties with respect to the subject matter hereof, and supersede all prior or contemporaneous oral agreements or understandings, and all prior written agreements, with respect thereto. There are no oral agreements between or among the Parties.

      10.17. MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall have the force and effect of an original, and all of which together shall constitute but one and the same agreement.

      10.18. FULL EXECUTION. This Agreement shall not be binding on any Party until this Agreement has been fully executed by the Parties, and the Trust Termination Agreement has been fully executed by all of the parties thereto.

            EXECUTED AND DELIVERED EFFECTIVE as of the date first written above.

                                        PURCHASER:

                                        THE SAFE SEAL COMPANY, INC.
                                        a Texas corporation


                                        By: ___________________________
                                            ROGER L. MILLER,
                                            Chairman of the Board


                                        SELLERS:

                                        _______________________________
                                        PLINY L. OLIVIER, Individually

                                        _______________________________
                                        DAVID A. SIEGEL, Individually

                                        _______________________________
                                        BETTIE SIEGEL, Individually


                                        THE DAVID A. SIEGEL - GSV VOTING TRUST

                                        By: ___________________________
                                            Philip C. Grace, Trustee

                                    EXHIBIT A

                    Agreement for Termination of Voting Trust

                                    SCHEDULES

Schedule 1.4  -  Assets
Schedule 1.5  -  Audited Financial Statements
Schedule 2.2  -  Sellers' Respective Ownership Interests
Schedule 3.3  -  (A)  Sellers' Consents and Approvals
Schedule 3.3  -  (B)  Sellers' Breaches and Defaults
Schedule 3.5  -  Options, etc; Assumed Names
Schedule 3.7  -  Exceptions to Title to Assets
Schedule 3.8  -  Leased Assets (Personal Property)
Schedule 3.9  -  Condition of Assets and Leased Assets
Schedule 3.10 -  Contracts
Schedule 3.11 -  Other Contracts
Schedule 3.12 -  Exceptions to Title to Equipment
Schedule 3.15 -  Licenses
Schedule 3.16 -  Intellectual Property
Schedule 3.17 -  (A)   Real Property Owned
Schedule 3.17 -  (B)   Real Property Leased
Schedule 3.17 -  (C)   Parties in Possession
Schedule 3.19 -  Insurance
Schedule 3.20 -  Banking
Schedule 3.22 -  Personnel
Schedule 3.23 -  Employee Benefits
Schedule 3.24 -  Employment Agreements
Schedule 3.26 -  Additional Liabilities
Schedule 3.27 -  Litigation
Schedule 3.28 -  Tax Returns
Schedule 3.30 -  Environmental, Health and Safety
Schedule 3.32 -  Certain Changes or Events
Schedule 3.33 -  Customers
Schedule 4.3  -  Purchaser's Consents

                                       42